EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 23rd day of July, 2012, between PEOPLESBANK, A Codorus Valley Company (the "Bank") having a place of business at 105 Leader Heights Road, York, PA 17403, and Michael F. Allen (the "Executive"), an adult individual residing at 111 Essex Court, Port Matilda Pennsylvania 16870.

WITNESSETH:

WHEREAS, the Bank and the Executive desire to enter into an Employment Agreement regarding, among other things, the employment of the Executive by the Bank as Executive Vice President and Chief Operating Officer; and

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2.
Duties of Employee.  Executive shall perform and discharge well and faithfully such duties as an executive officer of the Bank as may be assigned to Executive from time to time by the President and Chief Executive Officer of the Bank.  Executive shall be employed as Executive Vice President and Chief Operating Officer of the Bank, and shall hold such other titles as may be given to him from time to time by the President or Board of Directors of the Bank.  Executive shall devote his full time, attention, ability and energies to the business of the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as it does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors or Trustee of any non-profit association or corporation with the prior written approval of the Board of Directors of the Bank, or (c) being involved in any other activity with the prior written approval of the Board of Directors of the Bank.  The Executive shall not engage in any business or commercial activities (including investment in an existing or prospective customer), duties or pursuits which compete with the business or commercial activities of the Bank, its subsidiaries or parent holding company (Codorus Valley Bancorp, Inc. or the "Corporation") nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Bank.

3.           Term of Agreement.
(a)
The Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Bank for a term of two years (the "Employment Period"), beginning on July 23, 2012, and ending July 22, 2014 subject, however, to prior termination of this Agreement as set forth below.  Unless written notice of nonrenewal is given by April 1st of 2014 and by April 1st of each successive calendar year thereafter, the Employment Period shall be automatically extended an additional twelve months.

(b)
Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein and as determined by the Bank in its reasonable discretion) upon written notice from the President of the Bank to Executive.  As used in this Agreement, "Cause" shall mean any of the following:

(i)
Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii)	Executive's failure to follow the good faith, lawful instructions of the President and CEO of the Bank following written notice of such instructions;
(iii)
Executive's failure to substantially perform Executive's duties for the Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (e) of this Section 3, which failure results in injury to the Bank, monetarily or otherwise;

(iv)	Executive's intentional violation of the provisions of this Agreement;

(v)	dishonesty or negligence of the Executive in the performance of his duties;

(vi)	conduct on the part of the Executive bringing public discredit to the Bank;

(vii)	Executive's breach of fiduciary duty involving personal profit;

(viii)	Executive's material violation of Bank policies and procedures; and

(ix)
Executive's violation of any law, rule or regulation governing banks or   bank officers or any final cease and desist order issued by a bank regulatory authority, any of which materially jeopardizes the business of the Bank.

If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination.

(c)
Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason.  The term "Good Reason" shall mean any of the following:

(i)
Any reduction in title or a reduction in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s status as Executive Vice President and Chief Operating Officer of the Bank or any title having equivalent status or responsibility;

(ii)
Any geographical reassignment of the Executive which, in the exercise of his reasonable discretion, necessitates that the Executive move his principal residence more than fifty (50) miles from his current office or requires Executive to commute more than fifty (50) miles one way from his current office;

(iii)	Any removal of the Executive from office except for any termination of the Executive’s employment for Cause;
(iv)	Any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time;
(v)
Any failure by the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank in which the Executive participated on the date hereof, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all other similarly situated executive officers of the Bank;

(vi)	Any delivery by the Bank to the Executive of the written notice of nonextension provided for in paragraph 3(a) hereof; and
(vii)	Any material breach of this Agreement of any nature whatsoever on the part of the Bank.

If such termination occurs for Good Reason, then Bank shall pay Executive an amount equal to the greater of 1.0 times the Executive's Annual Base Salary or the remainder of the Executive's Annual Base Salary for the remaining term of the Agreement as defined in Section 4(a), subject to the Bank's receipt of a release agreement executed by the Executive and acceptable to the Bank.  Said amount shall be payable in equal monthly installments over a term equal to the term for which Executive is being paid, i.e., from twelve (12) to a maximum twenty-four (24) months and shall be subject to federal, state and local tax withholdings. In addition, Executive shall be entitled to a continuation of employee benefits, in the manner described in paragraph 6(a)(ii) hereof, for a period of one year following Executive’s termination of employment under this paragraph 3(c).

At the option of the Executive, exercisable by the Executive within thirty (30) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to the Bank and the provisions of this Section 3(c) hereof shall thereupon apply.

(d)
Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination.

(e)
Executive and Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the Bank's obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

Executive and Bank agree that if, in the judgment of the Bank's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this Agreement.  Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

(f)
Executive agrees that in the event his employment under this Agreement is terminated for any reason, Executive shall resign as a director of Bank, the Corporation or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

4.           Employment Period Compensation.

(a)
Annual Base Salary.  For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of one hundred eighty thousand dollars ($180,000) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank.  The Bank may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board of Directors in the resolutions authorizing such increases.

(b)
Vacation, Holidays, Sick Days and Personal Days.  The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its executive officers, but not less than Four (4) weeks in any calendar year.  The Executive shall also be entitled to all paid holidays, sick days and personal days given by the Bank to its employees.

(c)
Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorizes a change in such benefits.

(d)
Automobile.  During the term of this Agreement, the Bank shall provide Executive with exclusive use of an automobile.  Bank shall be responsible for and pay all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license.  A vehicle is provided for Executive's use as a Bank employee and, therefore, may only be driven by Executive, his spouse or other Bank employees.

(e)
Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

(f)
Membership Dues.                                While serving as Executive Vice President and Chief Operating Officer of the Bank, Executive shall be reimbursed for membership dues to the Country Club of York (or similar establishment located within the Bank’s market area and as agreed to by the President and CEO) and the Lafayette Club of York along with reasonable club expenses incurred during the conduct of Bank or Corporation business.

(g)
Bonus.  The Board of Directors of the Bank, in its sole discretion, may provide for payment of a periodic bonus to the Executive in such amount or nature as the Board deems appropriate to provide incentive to the Executive and to reward Executive for his performance.

5.            Termination of Employment Following Change of Control.

(a)	If a Change of Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

(i)	any involuntary termination of Executive's employment (other than for the reasons set forth in Section 3(b) of this Agreement); or

(ii)
if Executive terminates his employment for “Good Reason” during the period commencing with the date of any “Change of Control”, as defined herein, and ending on the second anniversary of the date of the Change of Control, by delivering a notice in writing (the "Notice of Termination") to the Bank, then, in either case, the provisions of Section 6 of this Agreement shall apply.

(b)
As used in this Agreement, "Change of Control" shall mean:  a Change in the Ownership of Codorus Valley Bancorp, Inc. (the “Corporation”) or the Bank, (as defined below), a Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank, (as defined below).

(i)
Change in the Ownership of the Corporation or the Bank.  A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Corporation or the Bank.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes.  A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

(ii)	Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:

(A)
Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or the Bank; or

(B)
A majority of members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors prior to the date of the appointment or election.

If any one person, or more than one person acting as a group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation or the Bank.

(iii)
Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets.  A Change in Ownership of a Substantial Portion of the Corporation’s or the Bank’s Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control under this Paragraph 5(b) if there is a transfer of assets to an entity that is:

(i)	A shareholder of the Corporation or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation or the Bank;
(iii)
A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.
For purposes of this Paragraph 5(b), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For purposes of this Paragraph 5(b) the obligation to make payments and provide benefits under this Agreement shall primarily be those of the Executive’s Employer as of the date of his termination of employment.  In the event the Employer is not the Corporation or the Bank, the Bank will cause such Employer to make required payments and provide required benefits.  To the extent the Bank fails or is unable to do so, it shall make such payments and provide such benefits.

6.           Rights in Event of Termination of Employment Following Change in Control.

(a)
In the event of a termination of employment following a change of control (as described in Section 5(a) of this Agreement) to the Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

(i)
Basic Payments.  The Executive will be paid an amount equal to two times the sum of (A) his then current Annual Base Salary, and (B) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination.  Such amount will be paid to the Executive in a lump sum within ten (10) days following the date of termination of employment.

(ii)
Continuation of Employee Benefits.  For a period of two (2) years from the date of termination of employment, the Bank also shall maintain in full force and effect, for the continued benefit of the Executive, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans, and programs, except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

(b)
Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.  Except as provided in this Section 6(a), unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

7.            Rights in Event of Termination of Employment Absent Change in Control.

(a)
If Executive's employment is involuntarily terminated by Bank without Cause and no Change in Control shall have occurred at the date of such termination, then Bank shall pay Executive an amount equal to the greater of 1.0 times the Executive's Annual Base Salary or the remainder of the Executive's Annual Base Salary for the remaining term of the Agreement as defined in Section 4(a), subject to the Bank's receipt of a release agreement executed by the Executive and acceptable to the Bank.  Said amount shall be payable in equal monthly installments over a term equal to the term for which the Executive is being paid, i.e. twelve (12) to twenty-four (24) months and shall be subject to federal, state and local tax withholdings. In addition, Executive shall be entitled to a continuation of benefits, in the manner described in paragraph 6(a)(ii) hereof, for a period of one year following Executive’s termination of employment under paragraph 7(a).

(b)
Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise.  Except as provided in this Section 7(a), unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.           Post-Employment Covenants.

(a)           Trade Secrets.

For purposes of this section, "Trade Secrets" shall include information not otherwise known to persons not employed by the Bank relating to the Bank's financial data, marketing and business plans, profit margins, contracts, services, products, personnel, improvements, formulas, designs, styles, processes, customers, vendors, referral sources, suppliers, business methods, practices and policies.  Trade Secrets shall not include any information known generally to the public (other than as a result of an unauthorized disclosure of such information by any person) or any information that must be disclosed as required by law.

Executive acknowledges that, in the course of Executive’s employment with the Bank, Executive is likely to develop and/or have access to the Bank's Trade Secrets, the misuse, misapplication and/or disclosure of which is likely to cause substantial and irreparable damage to the business and asset value of the Bank.  Accordingly, Executive agrees that, without the written consent of the Bank's Board of Directors, he will not, during the term of his employment with Bank or at any time thereafter (and regardless of the reason for termination of employment), and other than in furtherance of his duties as an Executive of the Bank, knowingly use or disclose to any person, any Trade Secrets of the Bank.  Executive will also not copy, duplicate, transfer, transmit, disclose or permit any unauthorized person access to the Bank's Trade Secrets.

Upon request of the Bank, and in any event upon the termination of employment with the Bank (whether such termination is voluntary or involuntary), Executive will deliver to the Bank all materials, including, but not limited to, memoranda, notes, records, tapes, documentation, discs, manuals, files, other documents, and all copies thereof in any form (“Bank Property”) that belong to the Bank or that concern or contain Trade Secrets, that are in Executive’s possession, whether made or compiled by Executive, furnished to Executive or otherwise obtained by Executive or in his possession or control.

Executive affirms and acknowledges that he is not subject to any employment, non-disclosure, confidentiality, non-compete, or other agreement with any third party which would prevent or prohibit Executive from fulfilling his duties for the Bank.  If Executive is the subject of any such agreement, and has any doubt as to its applicability to Executive’s position with the Bank, Executive will provide a copy of such agreement to the Bank prior to the date on which Executive executes this Agreement so the Bank can make a determination as to its effect on Executive’s ability to work for the Bank.

Executive acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

The intent of this Section (a) is to provide the Bank with all remedies afforded to it under applicable law, including, but not limited to, those remedies available under the Pennsylvania Uniform Trade Secrets Act.

(b)           Non-Competition and Non-Solicitation

Executive acknowledges and agrees that during his employment with the Bank, Executive will be introduced to and otherwise have contact with the Bank's customers, vendors, suppliers and referral sources.  Executive acknowledges and agrees that the Bank’s goodwill, as reflected in its relationship with its customers, vendors, suppliers and referral sources, is of tremendous value to the Bank, and that the Bank is allowing Executive access to these customers, vendors, suppliers and referral sources for the single and sole purpose of furthering the Bank’s business relationship with them.  Additionally, Executive's access to the Bank's  Trade Secrets make it highly likely that such information would be of use to a competitor of the Bank should Executive work for such a competitor.  Because the Bank would be unable to assure compliance with nondisclosure requirements, the parties hereto agree to the restrictions set forth in this Section.  Finally, Executive acknowledges that he will be provided specialized training and develop unique skills by the Bank, all of which would be of significant value to a competitor.  Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees as follows:

(i)
During the course of his employment with the Bank, and for a period of twenty-four (24) months following the termination of Executive’s employment with the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, except in furtherance of his duties as an employee of the Bank, either on his own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, executive, stockholder, partner, officer, member, director, sole proprietor, or otherwise, contact or solicit (either directly or indirectly) any of the Bank's customers, vendors, suppliers and referral sources.

(ii)
During the course of Executive’s employment with the Bank, and for a period of twenty-four (24) months following the termination of Executive’s employment with the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, except in furtherance of his duties as an employee of the Bank, either on his  own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, agent, Executive, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise, engage in business with or otherwise provide (either directly or indirectly) services to any of the Bank's customers, suppliers, vendors and referral sources that are the same or similar to any services provided by the Bank.

(iii)
For a period of twelve (12) months following the termination of Executive’s employment with the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not, either on Executive’s own behalf or on behalf of any other person, entity, firm, or corporation, whether as a principal, employee, stockholder, partner, or sole proprietor (except as an investor owning less than 5% of the stock of a publicly owned company), compete with the Bank, the Corporation or any of their respective subsidiaries or affiliates, or otherwise engage in lending, banking or financial services within a fifty (50) mile radius of any branch banking office of the Bank.

(iv)
For a period of twelve (12) months following the termination of Executive’s employment with the Bank for any reason (whether such termination is voluntary or involuntary), Executive will not provide financial or other assistance to any person, entity, firm, or corporation engaged in the banking, lending, financial services or insurance business within a fifty (50) mile radius of any branch banking office of the Bank.

(v)
Executive acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(vi)	The provisions of this Section 8(b) shall not apply to Executive following termination of employment following a change of control.

(c)           Non-Solicitation of Employees

Executive acknowledges and agrees that the Bank's relationship with its employees is of tremendous value to the Bank, and that the Bank allows Executive access to these employees for the single and sole purpose of furthering its business objectives.  Accordingly, in addition to any other limitation imposed by law and/or this Agreement, Executive agrees that during the period of Executive’s employment with the Bank and for a period of twenty-four (24) months following the termination of Executive’s employment with the Bank for any reason (whether voluntary or involuntary), Executive will not recruit or otherwise encourage any of the Bank's employees (including temporary employees) to terminate their relationship with the Bank or to seek employment with any other entity.  Executive acknowledges that the Bank would suffer significant financial harm as a result of losing any employee.

Executive acknowledges specifically that he has been provided adequate and reasonable consideration for the promises made by him within this Section and further specifically agrees that he intends to be legally bound by these restrictions.

(d)           Non-Disparagement

Executive and the Bank agree that, to the fullest extent allowed by law, neither will make any disparaging or negative remarks to any person concerning the other, its business practices, its business plans, Executive’s employment, or the termination of this Agreement.

(e)           Reasonableness

Executive acknowledges that he has carefully read and considered Sections (a), (b), (c) and (d) above and, having done so, agrees that the restrictions set forth in these Sections are fair and reasonable, and are legitimately required for the protection of the Bank’s business, interests and goodwill.  In the event that any part or portion of Section (a), (b), (c) and/or (d) is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, Executive authorizes said court to enforce the Section(s) at issue to the fullest extent possible to protect the interests of the Bank.  In addition, Executive specifically agrees and understands that the covenants set forth in Sections (a), (b), (c) and (d), above, shall survive the termination of Executive’s employment relationship with the Bank.

(f)           Remedies for Breach

Notwithstanding the provisions of Section 16 of this Agreement, the parties agree that the Bank may seek and obtain injunctive relief in the Court of Common Pleas of York County, Pennsylvania, should the Bank believe that Executive has breached any part of Section 8 of this Agreement.

Executive recognizes and agrees that damages in the event of a breach by Executive of Sections (a), (b), (c) and/or (d), above, would be difficult, if not impossible, to ascertain, and Executive therefore agrees that, if such breach occurs, the Bank, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and Executive hereby waives any and all defenses Executive may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  (Executive agrees that the Bank shall not be required to post more than a nominal bond or surety in order to obtain such injunction or relief.)  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Bank may possess.  Further, in the event that Executive breaches any provision of Sections (a), (b), (c) and/or (d), above, and the Bank successfully seeks to obtain compliance therewith and/or damages, Executive will be responsible for the reasonable costs incurred thereby by the Bank, including reasonable attorneys’ fees and costs.

In addition to the remedies set forth above, should Executive, following termination of employment with the Bank, solicit a customer or client of the Bank prior to being enjoined from doing so, with the effect of the Bank losing said customer or client, Executive shall pay to the Bank the sum of five times the net profits (gross receipts minus direct expenses incurred by the Bank) received from that customer or client for the average of the preceding three years.

In addition to the remedies set forth above, should Executive encourage or solicit an employee of the Bank to terminate employment with the Bank, with the effect of that employee leaving the Bank, Executive shall pay to the Bank the cost of any and all sums incurred in replacing that employee, including search fees and any increase in salary required to be paid to the replacement.

9.
Liability Insurance.  Bank shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Bank to obtain such insurance, if the Board of Directors of the Bank determines that such coverage cannot be obtained at a reasonable price.

10.
Specified Employee Status.  Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, payments to such Specified Employee under paragraphs 3(c), 6 or 7, other than payments qualifying as short term deferrals or an exempt pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

11.
Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be in writing and deemed properly given when hand-delivered or mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notice to the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.
Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Assignment. This Agreement shall not be assignable by any party, except by the Bank or Corporation to any successor in interest to its business.

14.
Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.  Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.

15.           Successors; Binding Agreement.

(a)
Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply.  As used in this Agreement, "Bank" shall mean Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)
This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

16.
Arbitration. Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in York, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules").  Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

17.
RABBI TRUST.  The Corporation has established a rabbi trust (the “Trust”), to which it contributed an initial corpus of $100.  In the event of a change of control as defined herein, the Corporation shall, in accordance with the terms of the Trust, contribute thereto the amount described in Section 6 thereof.  Thereafter, amounts payable hereunder shall be paid first from the assets of such Trust and the income thereon.  To the extent that the assets of the Trust and the income thereon are insufficient, the Corporation, the Bank or any successor of the Corporation or Bank shall pay Executive the amount due hereunder.

18.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.
Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20.
Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                                                           PEOPLESBANK, A Codorus Valley Company

____________________                   By:  /s/ Larry J. Miller
Secretary                                                                                        President and CEO

WITNESS:

_____________________           By:  /s/ Michael F. Allen
                         Michael F. Allen